Exhibit 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-83438, 333-55723 and 333-54244) pertaining to the 1994 Stock Incentive Plan of Maxwell Shoe Company Inc. and (Form S-8 No. 333-69008) pertaining to the Stock Option and Registration Rights Agreement dated January 26, 1994, of our report dated December 17, 2002 with respect to the consolidated financial statements and schedule of Maxwell Shoe Company Inc. included in the Annual Report (Form 10-K) for the year ended October 31, 2002.

ERNST & YOUNG LLP

Boston, Massachusetts
January 22, 2003